                                                                    EXHIBIT 4.23

                          STOCKHOLDER VOTING AGREEMENT

     THIS STOCKHOLDER VOTING AGREEMENT is made and entered into on June __, 2003, by and among Capital International Asia CDPQ Inc., a Canadian corporation ("CDPQ"), Quilvest Asian Equity Ltd., a British Virgin Islands corporation ("Quilvest"), Mercantile Capital Partners I, LP, an Illinois limited partnership ("Mercantile"), Asia Internet Investment Group I, LLC, a Delaware limited liability company ("AIIG"), BAPEF Investments XII Ltd., a British Virgin Islands corporation ("BAPEF"), and Stonehenge Opportunity Fund, LLC, a Delaware limited liability company ("Stonehenge") (collectively referred to as the "Stockholders" and individually referred to as a "Stockholder").

                                    RECITALS

     WHEREAS, CDPQ, Quilvest, Mercantile and BAPEF are currently principal stockholders in Vsource, Inc., a Delaware company ("Vsource");

     WHEREAS, Stonehenge is currently a principal stockholder in TEAM America, Inc., an Ohio corporation ("TEAM America");

     WHEREAS, Vsource, TEAM America and Beaker Acquisition Corporation, Inc., a Delaware corporation and wholly owned subsidiary of TEAM America ("Merger Sub"), have entered into that certain Merger Agreement, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing for the merger of Merger Sub with and into Vsource (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement;

     WHEREAS, prior to the Merger and in contemplation thereof, TEAM America will reincorporate as a Delaware corporation, the forms of Certificate of Incorporation and Bylaws for which are attached as exhibits to the Merger Agreement;

     WHEREAS, upon consummation and closing of the Merger (the "Effective Date"), the Stockholders will be stockholders of TEAM America (the post-merger surviving parent company, TEAM America, hereinafter referred to as the "Company "); and

     WHEREAS, each Stockholder is executing this Agreement as an inducement to each of the other Stockholders to vote in favor of the Merger and related transactions and to provide for certain voting procedures between the Stockholders in the Company following the Effective Date.

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                                    AGREEMENT

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

     Section 1. Ownership of Shares; Due Authorization and Binding Agreement. Each Stockholder severally represents and warrants to each other Stockholder hereto that they beneficially own and are the registered holders of, on the date hereof on an as-converted basis, the number of shares of common stock of Vsource or of TEAM America, as applicable, as set forth on Annex I attached hereto, and expect to beneficially own, following the Effective Date and compliance with the share exchange provisions set forth in the Merger Agreement, the number of shares of common stock of the Company as set forth on Annex I attached hereto (such shares, including any and all additional shares of capital stock of the Company acquired by the Stockholders following the Effective Date, and any of them, being referred to hereinafter as the "Shares"). Each Stockholder severally represents and warrants to each other Stockholder that (a) the execution and delivery of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors or other governing body of such Stockholder and no other corporate or the other organizational proceedings on the part of such Stockholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (b) this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     Section 2.  Additional Shares; Transfer of Shares.

     (a) Additional Shares. All additional shares of capital stock of the Company subsequently acquired by the Stockholders shall be subject to the terms of this Agreement.

     (b) Transfer of Shares. The parties agree that this Agreement does not restrict the ability of any Stockholder to sell or otherwise transfer, or pledge or otherwise encumber, its Shares, including any additional Shares subject to
Section 2(a). Any Shares sold or transferred by a Stockholder to a third party shall cease to be "Shares" under this Agreement, this Agreement shall terminate with respect to such Shares, and the third party receiving such Shares shall not be a party or subject to, or a beneficiary of, this Agreement in any way.

     Section 3.  Voting of Shares.

     (a) Each Stockholder (unless such Stockholder is no longer a party to this Agreement pursuant to Section 7 below), in its capacity as such, hereby agrees that during the period commencing on the Effective Date and continuing until the termination of this Agreement in accordance with its terms (the "Voting Period"), at any meeting (or any adjournment or

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postponement thereof) of the holders of any class or classes of the capital stock of the Company, called or expected to be called with respect to:

              (i) any proposed Senior Equity Financing (as defined below) or in connection with the written consent or proposed written consent of the holders of any class or classes of the capital stock of the Company with respect to any proposed Senior Equity Financing, (A) it shall vote (or cause to be voted) all of its Shares in favor of and/or consent in writing to such proposed Senior Equity Financing if, and only if, all Stockholders agree (or pursuant to Section 3(b) are deemed to have agreed) to approve the proposed Senior Equity Financing; or (B) it shall vote (or cause to be voted) all of its Shares against and/or withhold written consent for such proposed Senior Equity Financing if any Stockholder has expressed in writing to each other Stockholder in accordance with Section 3(b) its determination not to approve the proposed Senior Equity Financing. For purposes of this Agreement, "Senior Equity Financing" shall mean any proposed (x) authorization, issuance or sale by the Company of any shares of capital stock of the Company that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation of the Company to capital stock held by the Stockholders (the "Senior Equity"), including, without limitation, any securities convertible, exercisable or exchangeable for shares of Senior Equity of the Company, and any options, warrants, and other rights to purchase or otherwise acquire from the Company shares of such Senior Equity, including any stock appreciation or similar rights, contractual or otherwise or (y) issuance or incurrence of debt by the Company that is convertible for shares of capital stock (including Senior Equity or common stock) of the Company;

              (ii) any proposed Non-Qualifying Common Financing (as defined below) or in connection with the written consent or proposed written consent of the holders of any class or classes of the capital stock of the Company with respect to any proposed Non-Qualifying Common Financing, it shall vote (or cause to be voted) all of its Shares against and/or withhold written consent for such proposed Non-Qualifying Common Financing if the stockholders holding 25% of the Shares then issued and outstanding and held by the Stockholders (the "Requisite Stockholders") have expressed in writing to each of the Stockholders in accordance with Section 3(b) their determination not to approve the proposed Non-Qualifying Common Financing. For purposes of this Agreement, "Non-Qualifying Common Financing" shall mean any proposed authorization or issuance by the Company of any new shares of common stock for the purpose of selling such common stock at a price less than $0.75 per share (as adjusted for stock splits, stock dividends, combinations and the like) (the "Benchmark Price"), including, without limitation, any debt or securities that are convertible, exercisable or exchangeable for or into common stock at an effective price of less than the Benchmark Price, and any options, warrants, and other rights to purchase or otherwise acquire from the Company shares of common stock at a price less than the Benchmark Price; provided, however, that this Section 3(a)(ii) shall not apply to any authorizations, issuances or sales of shares of common stock by the Company if such authorization, issuance or sale is made (x) pursuant to an employee or director stock option/stock issuance plan or employee stock

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
         purchase plan that has been approved by stockholders holding a majority of the share capital of the Company (as determined on a fully diluted basis), (y) in connection with the Merger or in connection with a stock split or stock dividend, or (z) upon the exercise, conversion or exchange of options, warrants, notes or other rights to acquire shares of common stock issued and outstanding on the date hereof or issued prior to or in connection with the Merger; and

              (iii) any proposed Non-Qualifying Sale (as defined below) or in connection with the written consent or proposed written consent of the holders of any class or classes of the capital stock of the Company with respect to any proposed Non-Qualifying Sale, it shall vote (or cause to be voted) all of its Shares against and/or withhold written consent for such proposed Non-Qualifying Sale, and not exchange or tender its Shares pursuant to such Non-Qualifying Sale, if the Requisite Stockholders have expressed in writing to each of the Stockholders in accordance with Section 3(b) their determination not to approve the proposed Non-Qualifying Sale. For purposes of this Agreement, "Non-Qualifying Sale" shall mean any sale or other acquisition (including by merger or consolidation) of more than fifty percent (50%) of the Company's common stock on a fully diluted basis (assuming full conversion and exercise of all outstanding convertible, exchangeable and exercisable securities, including, without limitation, securities granted under any employee or director stock option plan which have vested), where:

                   (x) the consideration takes the form of equity of the
              acquiror and (1) such equity is not traded on an Authorized Stock Exchange (as defined below) or, (2) if such equity is traded on an Authorized Stock Exchange, (A) the consideration shares have not been registered pursuant to an effective registration statement (if registration is required for such consideration shares to trade on the applicable Authorized Stock Exchange) or (B) the average daily trading volume for such acquiror's listed equity during the 180-trading day period immediately preceding the closing of such Non-Qualifying Sale is less than $1,000,000 per day (as determined by multiplying the daily number of shares traded by the average of the high and low bid prices each day), in each case unless the consideration also includes cash in an amount equal to or greater than the Benchmark Price; or

                   (y) the consideration takes the form of cash and the purchase price is less than the Benchmark Price.

         For purposes of this Agreement, "Authorized Exchange" means an internationally recognized exchange or quotation system, which exchange or quotation system shall have a minimum market capitalization, based on the market value of all of the securities listed thereon, of US$50 billion, as quoted and reported within the EMTK Function of Bloomberg Financial Markets or, if not so quoted, based upon statistics made publicly available on such exchange.

     (b) Within 20 business days after receipt of a written notice ("Notice Date") describing in reasonable detail the terms of a proposed Senior Equity Financing, Non-Qualifying

                                       4

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Common Financing or Non-Qualifying Sale (each, a "Transaction"), which shall include, if applicable, the securities offered, purchase price, form of consideration, liquidation preference, conversion rights, dividend rights, registration rights and voting rights (a "Transaction Notice"), each Stockholder shall notify the other Stockholders whether such Stockholder approves or disapproves of the proposed Transaction (the "Approval Notice"). If a Stockholder has not delivered the Approval Notice to each of the other stockholders by 5:00 p.m. (Pacific Time) on the 20th business day following the Notice Date, such Stockholder shall have been conclusively deemed to have delivered an Approval Notice in favor of the proposed Transaction and the other Stockholders may rely on and proceed on the basis that such Stockholder is in favor of the proposed Transaction.

     (c) Except as expressly provided herein, this Agreement shall not impair any other voting rights or benefits connected with or relating to the Shares or provided to or accruing to the Stockholders.

     Section 4. Acknowledgement. The Stockholders acknowledge that the Company may be required to file this Agreement with the Securities and Exchange Commission in accordance with the securities laws.

     Section 5. Stock Split, Stock Dividend or other Recapitalization of the Company. The term "Shares" shall be taken to include the shares of capital stock of the Company issued with respect to the Shares in connection with any stock split, stock dividend or other recapitalization of Company.

     Section 6. Term. The term of this Agreement shall commence on the Effective Date and shall terminate immediately upon the earlier to occur of: (a) if and only if the Company has closed a public offering of its common stock with aggregate gross proceeds of at least $20,000,000 and a per share price to the public of at least $1.00 (as adjusted for stock splits, stock dividends, combinations and the like) (a "QPO"), that time when the aggregate Shares held by the Stockholders represents less than 30% of the Company's issued and outstanding common stock on a fully diluted basis (assuming full conversion and exercise of all outstanding convertible, exchangeable and exercisable securities, including, without limitation, securities granted under any employee share option plan which have vested); (b) the closing of a Qualifying Sale (as defined below); and (c) the unanimous written agreement of the Stockholders. For purposes of this Agreement, "Qualifying Sale" shall mean any sale or other acquisition (including by merger or consolidation) of more than fifty percent (50%) of the Company's issued and outstanding common stock on a fully diluted basis (assuming full conversion and exercise of all outstanding convertible, exchangeable and exercisable securities, including, without limitation, securities granted under any employee share option plan which have vested), where (x) the consideration takes the form of equity of the acquiror that has been registered pursuant to an effective registration statement (if registration is required for such consideration shares to trade on the applicable Authorized Stock Exchange), such equity is traded on an Authorized Stock Exchange and the average daily trading volume for such equity during the 180-trading day period immediately preceding the closing of such Qualifying Sale is at least $1,000,000 per day (as determined by multiplying the daily number of shares traded by the average of the high and

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low bid prices each day) or (y) the consideration takes the form of cash and the purchase price is not less than the Benchmark Price.

     Section 7. Termination.

     (a) Automatic Termination by Transfer. This Agreement shall automatically terminate with respect to any Stockholder, and such Stockholder shall no longer have any rights, powers or interests in this Agreement, upon the sale, transfer, pledge, assignment or other disposition of (including by gift) (collectively, "Transfer"), or sequence of Transfers that amount to, 50% or more of such Stockholder's Shares as of the Effective Date. Any remaining Shares held by such Stockholder shall cease to be "Shares" under this Agreement.

     (b) Stonehenge. Stonehenge may terminate this Agreement with respect to itself only by delivering written notice of termination to the other Shareholders. No other Shareholder may terminate this Agreement with respect to itself.

     Section 8. Assignment. No Stockholder may assign (by operation of law or otherwise) any of its rights, powers or interests hereunder to any person or entity, and any attempt to assign such rights, powers or interests shall be null and void, and not recognized by the other Stockholders hereunder.

     Section 9. Specific Performance, Injunctive Relief and Remedies. Each Stockholder hereto acknowledges that the other Stockholders will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholders set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to each Stockholder upon any such violation, each Stockholder shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to each Stockholder at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any Stockholder shall not preclude the simultaneous or later exercise of any other right, power or remedy by such Stockholder.

     Section 10. Notice. All notices hereunder shall be in writing, unless otherwise provided herein, and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (c) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered to each Stockholder at the address or facsimile set forth across from such Stockholder's name on Annex I attached hereto.

     Section 11. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

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     Section 12. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the other terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

     Section 13. Amendment. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each Stockholder.

     Section 14. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to any laws or regulations relating to choice of laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     Section 15. Headings. Headings of the Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

     Section 16. Further Assurances. From time to time, at another Stockholder's reasonable request and without further consideration, each Stockholder hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to effectuate the agreements and covenants contemplated by this Agreement.


                                    * * * * *

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and duly delivered the same or caused the same to be duly delivered on their behalf on the date first above written.


                                   STOCKHOLDERS:

                                   Capital International Asia CDPQ Inc.


                                   By:
                                      -----------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title: President


                                   Quilvest Asian Equity Ltd.


                                   By:
                                      -----------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------


                                     Mercantile Capital Partners, I LP


                                   By:
                                      -----------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------


                                   Asia Internet Investment Group I, LLC


                                   By:
                                      -----------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

                                       8

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                                   BAPEF Investments XII Ltd.


                                   By:
                                      -----------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------


                                   Stonehenge Opportunity Fund, LLC


                                   By:
                                      -----------------------------------------
                                   Name:
                                        ---------------------------------------
                                   Title:
                                         --------------------------------------

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

                                     ANNEX I

                               HOLDINGS OF SHARES

                               CURRENT              POST-EFFECTIVE DATE
SHAREHOLDER                   HOLDINGS*                   HOLDINGS              NOTICE ADDRESS
----------------              ---------             -------------------     ----------------------------
CDPQ                          3,000,000                  9,150,000
                                                                             Central Plaza, Suite 5408
                                                                             18 Harbour Road
                                                                             Wanchai, Hong Kong
                                                                             F:  (852) 2877 3830

Quilvest                       750,000                   2,287,500           2120 Two Pacific Place
                                                                             88 Queensway
                                                                             Hong Kong
                                                                             F:  (852) 2526-0308

Mercantile                    3,387,000                  10,330,350          1372 Shermer Road
                                                                             Northbrook, IL 60062 USA
                                                                             Attn: I. Steven Edelson
                                                                             F: 1 (847) 509-3715

AIIG                           418,349                   1,275,964           1372 Shermer Road
                                                                             Northbrook, IL 60062 USA
                                                                             Attn: I. Steven Edelson
                                                                             F: 1 (847) 509-3715

BAPEF                         5,248,159                  16,006,884          PO Box 431
                                                                             13-15 Victoria Road
                                                                             St. Peter's Port
                                                                             Guernsey GY1 3ZD
                                                                             Attn:  Connie Helyar
                                                                             F: (44) 1481 715 219

Stonehenge                 1,256,667 common              5,423,962           Stonehenge Partners
                                                                             Suite 600
                          80,000 Series 2000                                 191 West Nationwide Blvd
                           9.75% Cumulative                                  Columbus, Ohio 43215
                        Convertible Redeemable                               Attn: Daniel Jessee
                          Class A Preferred                                  F:  (614) 246-2460

                         Warrants to purchase
                           1,333,333 common

------------------
* Common stock of Vsource on a fully converted basis except for Stonehenge, which holds shares of TEAM America.

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